Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING Baron Small Cap Growth Portfolio	Targa Resource Corp.	04/20/11	Barclays Capital	ING Financial Markets
ING Columbia Small Cap Value Portfolio	Neo Photonics	02/01/11	Deutsche Bank Securities	Merrill Lynch
ING JP Morgan Mid Cap Value Portfolio	Dunkin Brands Group Inc.	07/27/11	Barclays Bank PLC	JPMorgan Securities Inc.
ING JP Morgan Mid Cap Value Portfolio	Fifth Third Bancorp (FITB) Secondary	01/20/11	Deutsche Bank Securities	JP Morgan Securities Inc
ING JP Morgan Mid Cap Value Portfolio	HCP, Inc	03/22/11	Merrill Lynch	JP Morgan Securities Inc
ING JP Morgan Mid Cap Value Portfolio	HCA Holdings	03/09/11	Citigroup Global Markets, Inc	JP Morgan Securities Inc
ING PIMCO Total Return Portfolio	HSBC Holdings PLC SR Unsecured	03/29/11	HSBC Securities	ING Financial Markets LLC
ING Pioneer High Yield Portfolio	Lyondellbasell Ind Nv	11/04/11	Bank of America (Fixed Income)	ING Financial Markets
ING T. Rowe Price Diversified Mid Cap Growth Portfolio	Arch Coal	06/02/11	Morgan Stanley and Company	ING Financial Markets